News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics Announces Election of New Chairman of the Board and
Declares a $0.05 Quarterly Dividend

CHICAGO, IL, September 15, 2004 — Methode Electronics, Inc. (Nasdaq: METH) today announced that the Board of Directors elected Warren L. Batts to serve as its non-employee and non-executive Chairman of the Board. Mr. Batts has been an independent board member for Methode since 2001 and was elected by the board to replace Mr. William T. Jensen who retired as Chairman effective September 14, 2004.

Mr. Donald W. Duda will continue to serve as Chief Executive Officer and President of Methode Electronics and Mr. Douglas A. Koman will continue as Vice President, Corporate Finance and Chief Financial Officer.

In addition, the Company also announced that its Board of Directors has declared a quarterly dividend of $0.05 per common share to be paid on October 29, 2004 to its shareholders of record at the close of business on October 15, 2004.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.